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                                                                    Exhibit 4.74

               IRREVOCABLE CONSENT TO TERMINATION OF STOCK OPTIONS



Notice is hereby given to Pine Valley Mining Corporation (the "COMPANY") that, effective this 22nd day of March, 2006 (the "EFFECTIVE DATE"), Jeffrey M. Fehn (the "SERVICE PROVIDER"), for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Service Provider, voluntarily and irrevocably consents to the termination of the Service Provider's options to acquire up to 950,000 and 250,000 Common Shares in the capital of the Company up to the 24th day of September, 2009 and March 9, 2010 respectively at an exercise price of CDN $2.30 and $5.30 per share respectively (the "OPTIONS"), being all of the Service Provider's presently outstanding stock options governed by the Company's Amended & Restated Share Option Plan dated September 30, 2005 (the "PLAN").

In order to effect and better facilitate the termination of the Options, the Service Provider has irrevocably surrendered for cancellation, to the Company, the Option Commitment documenting the grant of the Options.




                                        /s/ Jeffrey M. Fehn
                                        ----------------------------
                                        JEFFREY M. FEHN